Exhibit 99.1

GSI Group Announces Non-Binding Term Sheet Regarding Restructuring of Senior Notes

Bedford, MA, June 30, 2009 - GSI Group Inc. (Nasdaq: GSIG, the “Company”) today announced that it has reached agreement on a non-binding term sheet (the “Term Sheet”) with certain beneficial owners (the “Investors”) holding greater than 75% of the outstanding aggregate principal amount of its 11% Senior Notes (the “Notes”) to restructure the Company’s outstanding obligations under the Notes. Pursuant to this term sheet, the Company would exchange the Notes for (a) a new $95 million secured loan due January 2014, and (b) common stock representing 80% of the Company’s fully diluted equity ownership. The interest rate on the new term loan would be 12.25%, and at the Company’s option, would be payable in kind at a compounded rate of 13%. As part of the proposed transaction, existing shareholders would receive warrants to purchase 10% of the post-transaction fully diluted outstanding shares of the Company at an imputed price of $1.10 per share and 10% of the post-transaction fully diluted outstanding shares of the Company at an imputed price of $2.00 per share. The Company is currently engaged in discussions with the Investors regarding implementation of the proposed transaction and attendant definitive documentation. A copy of the Term Sheet is attached to this press release.

Commenting on the potential restructuring, Sergio Edelstein, Chief Executive Officer of the Company, stated “The current economic downturn has resulted in a significant decline in historical and projected operating profit. The Company is pursuing the potential restructuring plan in order to address the need to significantly deleverage the Company in light of these circumstances. This reduction in our debt load and the anticipated improvement in our liquidity will give us a strong financial foundation upon which to grow the Company”.

Rick Black, Chairman of the GSI Board of Directors stated “The Board fully supports management’s efforts to rationalize the Company’s capital structure in light of the current economic environment and in order to maximize the interests of all stakeholders. We believe that the proposed restructuring will position the Company to capitalize on its strong industry position as our markets recover”.

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “plan,” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: the Term Sheet and the proposed restructuring of the Company’s outstanding indebtedness under the Notes; the Company’s ability to substantially reduce its outstanding indebtedness and interest burden; the Company’s ability to improve its liquidity; the Company’s ability to grow in the future; the Company’s strong industry position and its ability to operate successfully as markets recover; and other statements that are not historical facts. These forward looking statements contain estimates and involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor and electronics materials processing industry; deteriorating market conditions; the effect of the current financial and economic crises on credit markets, financial institutions, customers, suppliers and consumers; the Company’s ability to manage its significant indebtedness in light of current economic and business conditions; the ability of the Company to reach agreement on definitive documentation and successfully complete the transactions contemplated by the Term Sheet; the results of the proposed restructuring including the issuance of a substantial amount of equity securities in exchange for a portion of the Company’s current indebtedness and the dilutive impact of such issuance, and the incurrence of additional material obligations as part of any such restructuring; the Company’s ability to reduce operating expenses and achieve anticipated cost reductions and savings; the Company’s ability to grow and increase profitability; future liquidity and valuation of auction rate securities; changes in accounting standards; failures of the Company to properly identify the timing of when revenue should be recognized; the Company’s ability to quickly increase manufacturing capacity and promptly respond to fluctuating product demands; the Company’s need to invest in research and development; the Company’s ability to develop and deliver new competitive technology and enhancements and customer acceptance thereof; failure to identify and manage weaknesses in internal controls; the effects of competition; risks related to consolidation of operations and the integration of operations and employees of acquired businesses, including Excel; the Company’s inability to recognize synergies of acquired businesses, including Excel; the completion and outcome of the Company’s financial restatements and review of financial results; the Company’s ability to complete and file its delayed periodic reports with the SEC on a timely basis; the Company’s ability to meet the requirements for continued listing of the Company’s shares on Nasdaq; and the risks of existing and future litigation and governmental or other regulatory inquiry or proceedings arising out of or related to the Company’s revenue recognition practices. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s subsequent filings with the SEC made prior to or after the date hereof. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document. The unaudited financial information presented in this press release is subject to change based on, among other factors, the completion of the work attendant to the restatement of the Company’s financial statements and the completion of its delayed periodic reports herein discussed. The information included in this press release is not intended as and should not be viewed as a substitute for full financial statements.

For more information contact:

GSI Group Inc. Investor Relations

Telephone: 781-266-5137

Email: InvestorRelations@gsig.com

GSI Group Corporation 11% Senior Notes Due 2013

Preliminary Restructuring Proposal

This NON-BINDING TERM SHEET (“Term Sheet”) sets forth in general terms the provisions under which GSI Group Corporation (the “Issuer”), a wholly owned subsidiary of GSI Group Inc., (the “Company”) and certain of the holders of the GSI Group 11% Senior Notes (“Holders”) (together the “Parties”) are prepared to enter into an amendment or supplement of the Indenture (the “Indenture”) governing the GSI Group Corporation 11% Senior Notes Due 2013 (the “Senior Notes”) and waiver of certain present or future Defaults or Events of Defaults related to the Indenture and the Senior Notes. This Term Sheet is an expression of interest only by each of the Parties hereto and does not constitute a commitment to all or any portion of the amendments or waiver; any such commitment will be made only in writing expressly stating the Parties’ intent thereby to commit to such amendments and waiver (the “Amendment and Waiver Agreement”). This Term Sheet does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the amendments referred to herein and is provided for discussion purposes only.

Debt-for-Equity Exchange:	Holders of Senior Notes shall exchange 100% of the Senior Notes for: (a) $95 million of a new secured term loan or new secured senior notes (“New Term Loan”); and (b) a number of GSI common shares that results in pro forma fully diluted ownership of 80.0%, excluding any shares or warrants currently held by Holders (together the “Transaction”) prior to the ratably dilutive Management Incentive Plan (described and as defined below).

Consent Fee:	Payable upon execution of the Transaction, 1.0% on outstanding principal amount of Senior Notes.

New Term Loan:	$95 million principal amount due January 15, 2014.

Security:	New Term Loan shall have a first priority lien on all of the Company’s and each guarantor’s domestic assets and 66 2/3% of the stock of the foreign subsidiaries of the Company and the guarantors. However, the New Term Loan will allow for lien priority and payment subordination to a working capital facility (not to exceed $40 million) that may be obtained by the Company from a third party lender at any time on terms reasonably acceptable to the Holders, the closing of (or commitment to) which shall not be a condition to closing the transactions. The proceeds of any borrowings on the new working capital facility in excess of $20 million will be used to permanently reduce the principal balance of the New Term Loan.

Amortization:	None required.

Interest Rate:	12.25% per annum to the extent paid in cash. At the time of each quarterly payment, and except as indicated in the following sentence, the Company may elect to pay all or any portion of any interest payment in-kind at the per annum compounded rate of 13.00%. In the event that adjusted EBITDA (measured quarterly) exceeds fixed charges by at least 1.75x, all interest for such quarter shall be paid in cash. Interest is paid quarterly on each February 15, May 15, August 15, and November 15.

Optional Pre-payments:	The New Term Loan may be prepaid at any time in whole or in part without penalty or premium, from asset sales, divestitures, refinancings, change of control or any other sources. The Company may retain and use 20% of the net proceeds of all sales of assets or business units to fund operations (i.e., operating expenses, interest expense, and capital expenditures), subject to customary reinvestment provisions.

Other Terms and Conditions:	The covenants of the New Term Loan will reflect the current terms and conditions of the Senior Notes with selected exceptions, including the following:

(a) the Trigger Event, as defined in 4.20, shall be removed;

(b) the Change of Control Offer, as defined in 4.19, shall be removed;

(c) the Incurrence Leverage Ratio tests, as defined in 4.06, shall be removed; and

(d) With Consent of Holders, as defined in 8.02, shall be modified from requiring the consent of each Holder affected to requiring a majority of the Holders affected to amend the Indenture.

Board of Directors:	The Company and its current board of directors will agree to take all actions necessary to effect the Transaction and facilitate a transition to a board of directors that reflects the pro forma ownership of the Company upon completion of the Transaction.

Management Incentive Plan:	New management stock and option incentive plan subject to discretion of the board of directors.

Implementation, Tax and Jurisdictional Issues:	The process for executing this transaction is subject to modification pending further analyses of tax and other implications which remain under review. In addition, jurisdictional and other issues associated with Canadian governance are still under review.

Fees and Expenses:	The Company will pay at closing (a) the reasonable travel and similar out-of-pocket expenses (but not professional fees) of each Holder; and (b) the reasonable fees and expenses of one law firm, Schulte Roth & Zabel LLP, and one financial advisor, Houlihan Lokey Howard & Zukin, for the Holders, specific arrangements to be mutually acceptable to Holders and the Company. An evergreen retainer of $250,000 will be paid to Schulte Roth & Zabel LLP immediately upon agreement of this term sheet, and it will be supplemented if drawn below $50,000 after the Company’s review of charges.

Interest Payments and Accrued Interest:	Any scheduled interest payments on the Senior Notes will be paid when due in advance of the closing of the Transaction. Interest on the Senior Notes will be accrued through closing of the Transaction and paid at closing.

Public Announcement:	The Company will immediately make a public announcement summarizing this Term Sheet.

Warrants:	Warrants for common shares of the Company expiring three years after closing to be issued to the old shareholders on a fully diluted basis (post-exchange) with a cash exercise at an imputed price per share (fully diluted) as follows: (a) 10% of the fully diluted shares, at $1.10; and (b) an additional 10% at $2.00.

Minority Protections:	TBD – Appropriate and customary.